CONVERTIBLE PROMISSORY NOTE

DATE:	June 28, 2005

MAKER:	House of Brussels Chocolates Inc.

MAKER'S MAILING ADDRESS:

One Riverway, Suite 1700
Houston, Texas 77056

PAYEE:	Grant Petersen (“Holder”)

PLACE FOR PAYMENT:

1658 Fosters Way
Delta, BC V3M 6S6

PRINCIPAL AMOUNT:

Fifty Thousand 00/100 Dollars ($ 50,000.00)

ANNUAL INTEREST RATE ON UNPAID
PRINCIPAL BALANCE FROM DATE OF NOTE:    WSJ Prime plus 2%

ANNUAL INTEREST RATE ON MATURED UNPAID AMOUNTS:    WSJ Prime plus 4% per annum

TERMS OF PAYMENT:

The principal and interest on this Convertible Promissory Note (the “Note”) shall be due and payable by Maker to the order of Holder, and shall be paid, subject to the satisfaction of certain conditions related to the senior obligations as discussed herein.

The principal amount of this Note shall be due and payable in full, in two equal monthly installments of principal and interest, with the first monthly installment due thirty days after the date on which (a) the amount of outstanding loans (as defined in the Security Agreement between the Maker and Laurus Master Funds, Ltd. (“Laurus”) dated March 29, 2005 and a copy whereof is annexed hereto, hereinafter referred to as the “Security Agreement”) first becomes equal to or less than the “Formula Amount” as set forth and defined in the Security Agreement (the “Date of Maturity”) and (b) no Event of Default (having defined in the Security Agreement) has occurred and is continuing under any obligations owed to Laurus.

The principal repayable under this Note is subordinate to all obligations owed by Maker to Laurus Master Funds, including certain notes dated March 29, 2005, as follows:

1.	Secured Convertible Term Note in the amount of $3,500,000;
2.	Secured Revolving Note in the amount of $2,500,000; and
3.	Secured Convertible Minimum Borrowing Note in the amount of $1,000,000;

(collectively referred to as the “Laurus Notes”).

Payments of any sums due to the Holder under the terms of this Note shall be made in United States Dollars by check or wire transfer at the option of the Holder. Payment shall be made to any account or address in Hong Kong designated by the Holder any time prior to any payment due hereunder. If any payment hereunder would otherwise become due and payable on a day on which banks are closed or permitted to be closed in Houston, Texas or in Hong Kong, such payment shall become due and payable on the next succeeding day on which banks are open and not permitted to be closed in both Houston, Texas and Hong Kong.

Maker reserves the right to prepay the outstanding principal balance of this Note, in whole or in part, at any time and from time to time, without premium or penalty.

Maker waives presentment, demand, protest, notice of protest and non-payment or other notice of default, notice of acceleration and intention to accelerate or other notice of any kind, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, and hereby consent to any and all renewals, extensions, indulgences, releases or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes.

No waiver by Holder of any of its rights or remedies hereunder or under any other document evidencing this Note or otherwise, shall be considered a waiver of any other subsequent right or remedy of Holder; no delay or omission in the exercise or enforcement by Holder of any rights or remedies shall ever be construed as a waiver of any right or remedy of Holder; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Holder.

For so long as any sum remains outstanding under this Note, the Holder may at any time subscribe or procure another party to subscribe for, and the Maker shall promptly issue and allot to the Holder (or his nominee), fully paid restricted Common Shares of the Maker free from all encumbrances and at the price of $0.90 per Common Share, and the Holder may apply any outstanding principal, accrued interests and/or any other sums payable by the Maker to the Holder under this Note (notwithstanding the fact that the same may or may not become due and owing from the Maker under this Note as at the date of application) in set-off and satisfaction of the subscription moneys and all incidental costs and expenses payable by the Holder on a dollar-to-dollar basis.

If (a) Maker defaults in the payment of any sum due in this Note, then Holder may declare the unpaid balance on this Note immediately due, or (b) in the event of bankruptcy or insolvency or appointment of a receiver of or against the Maker or any other indebtedness of the Maker is declared to be or is capable of being rendered due and payable before its normal maturity, all unpaid principal, accrued interest and fees and any other sum then payable under this Note shall, subject to the subordination as provided in paragraph 3 of this Note, become immediately due and payable, and the Holder may exercise all rights, powers, and remedies available to Holder under this Note or at law. Maker and each surety, endorser, and guarantor waive all demands for payment, presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, protests, notices of dishonour or non-payment and notices of protest, to the extent permitted by law. Without prejudice to any other right or remedy of the Holder, the Maker shall further be liable to pay to the Holder default interest accruing on the amount due and payable on a daily basis from the due date to the date of full payment (before and after judgment) at the rate first above written. Any payments shall be applied first to outstanding costs and fees payable hereunder, and then accrued interest, and then balance to the principal.

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Any notice required to the Maker shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or overnight air courier guaranteeing next day delivery to the address hereinabove specified. Notice will commence three (3) days after being placed in the United States mail, postage prepaid or when received if delivered personally or by overnight air courier. The Maker may designate a new address for purposes of notice if such change of address is in writing and delivered to the Holder.

If this Note is given to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, then Maker shall pay Holder all costs of collection and enforcement, including reasonable attorney's fees and court costs, in addition to other amounts due.

Interest on the debt evidenced by this Note shall not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the debt.

Interest on this Note shall be computed on the principal by reference to successive periods (each, an “Interest Period”). Each such Interest Period shall begin on the last day of the previous one and shall be of 3 months’ duration provided that (a) the first Interest Period shall begin on the date of payment of the principal by the Holder, and (b) an Interest Period shall end on each date of repayment by the Maker hereunder in relation to the principal or a part thereof not less than the repayment installments due on that date. The rate of interest applicable to all or any part of a particular Interest Period shall be the rate first above written quoted from time to time, unless the highest lawful rate permitted under applicable law would thereby be exceeded, in which event, to the extent necessary to avoid exceeding the highest lawful rate permitted under applicable law, interest shall be computed on the basis of the actual number of days elapsed in the applicable calendar year in which accrued. On the last day of each Interest Period, the Maker shall, notwithstanding the provisions on the subordination as set forth in paragraph 2 of this Note or the Subordination Agreement of even date to be entered into between the Holder and Laurus, pay the unpaid interest accrued during that Interest Period on the sums due to which it relates at the rate(s) applicable to that Interest Period.

In the event any provision of this Note (or any part of any provision) is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Note; but this Note shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had not been contained in this Note, but only to the extent it is invalid, illegal, or unenforceable.

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Each right, power, and remedy of the Holder as provided for in this Note, or now or hereafter existing under any applicable law or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Note now or hereafter existing under any applicable law, and the exercise or beginning of the exercise by the Holder of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by the Holder of any or all such other rights, powers, or remedies. No failure or delay by the Holder to insist upon the strict performance of any term, condition, covenant, or agreement of this Note, or to exercise any right, power, or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, covenant, or agreement or of any such breach, or preclude the Holder from exercising any such right, power, or remedy at a later time or times. By accepting payment after the due date of any amount payable under the terms of this Note, the Holder shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under the terms of this Note or to declare an event of default for the failure to effect such prompt payment of any such other amount. No course of dealing or conduct shall be effective to amend, modify, waive, release, or change any provisions of this Note.

Each Maker and all sureties and endorsers of this Note, and each party hereafter assuming or otherwise becoming liable hereon: (i) agree to any substitution, exchange or release of any security or the release of any party primarily or secondarily liable hereon; (ii) agree that the Holder or other holder hereof shall not be required first to institute suit or exhaust its remedies hereon against the Maker or others liable or to become liable hereon or enforce its rights against any security herefor in order to enforce payment of this Note by it; and (iii)consent to any extensions or postponement of time of payment of this Note and to any other indulgence with respect hereto without notice thereof to any of them.

This Note shall benefit and bind the Maker and the Holder, their permitted assignees and respective successors. The Maker shall not assign or transfer all or part of its rights or obligations under this Note. The Holder may at any time assign or novate all or part of the principal advanced hereunder and/or his rights hereunder to any person or entity without the consent of the Maker.

The law of the State of Texas shall apply to this Note and its construction and interpretation.

When the context requires, singular nouns and pronouns include the plural.

Time is of the essence in all obligations of the Maker herein contained.

MAKER:

HOUSE OF BRUSSELS CHOCOLATES INC.

By:	Robert Wesolek
Its:	Chief Financial Officer

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